CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 18, 2009, relating to the financial statements and financial highlights which appears in the June 30, 2009 Annual Report to Shareholders of the Core Value Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, All Cap Value Fund and High Yield Fund (constituting the Hotchkis and Wiley Funds, hereafter referred to as the "Funds"), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California
August 27, 2009